Exhibit 99.01

INVESTOR CONFERENCE CALL SCRIPT – DECEMBER 19, 2013

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2014 second quarter investor conference call, and announcement regarding the recently completed BTX Trader acquisition. Your host for today’s call is Sebastian Giordano, Interim CEO of WPCS International Incorporated. Before I turn the call over to Mr. Giordano, please be advised that the participants on today’s call will be in a listen only mode until Mr. Giordano has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements. I will now turn the call over to Mr. Giordano.

[SEBASTIAN GIORDANO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2014 second quarter investor conference call. As stated, the primary focus of today’s call agenda will be a discussion of: 1) our financial results for the second quarter and 2) the recently announced BTX Trader acquisition.

First, with regards to our financial results, for the second quarter of fiscal year 2014 ended October 31, 2013, we reported a net loss of approximately $473,000 or $0.37 per diluted share. The net loss for the second quarter ended October 31, 2013, compares to a net loss of $493,000 or $0.50 per diluted share, for the same period one year ago, which had included a loss from discontinued operations for the Hartford, Lakewood and Australia operations of approximately $959,000, or $.97 per diluted share.

For the six months ended October 31, 2013, we reported a net loss of approximately $6.4 million or $5.60 per diluted share which includes a loss from discontinued operations of $40,000, or $0.03 per diluted share, related to the pending sale of the Australia Operations, and includes a one-time charge for severance expense of approximately $1.5 million related to the separation agreement with the company’s former CEO, Andy Hidalgo. As part of his separation agreement, we reached agreement with Mr. Hidalgo to acquire the Australia Operations, which is consistent with the company’s plan to improve its financial results. The closing is anticipated by January 31, 2014, and is subject to WPCS shareholder approval.

The net loss for the first six months of fiscal 2014 compares to a net income of $500,000 or $0.50 per diluted share, for the same period a year ago, which includes income from discontinued operations of approximately $355,000, or $0.35 per diluted share, primarily related to the sale of the former Hartford and Lakewood Operations.

For the six months ended October 31, 2013, we recorded non-cash charges of approximately $3.9 million related to the amortization of notes discount and change in fair value of derivative liabilities. In connection with the completion of the $4 million senior secured convertible note financing facility on December 5, 2012, the conversion features of the notes and the common stock warrants issued were historically considered derivative financial instruments, with the fair value accounted for as derivative liabilities, with the changes in fair value recorded in the financial results each period as a non-cash charge or gain. However, we were pleased to have entered into amendments with the holders of the notes and warrants, effective as of October 31, 2013, to modify certain features of the notes and warrants which eliminated ALL of the derivative liability accounting treatment and permitted the Company to reclassify these former derivative liabilities to stockholders’ equity at October 31, 2013. As a result of this reclassification, our stockholders’ equity increased by approximately $10.2 million from a deficit of approximately $5.7 million to approximately $4.5 million as of October 31, 2013.This restructuring was significant for the Company, as it not only removed various default provisions under the Notes, but, more importantly, was a contributing factor to enabling us to regain compliance with the continued listing requirements of the Nasdaq Capital Market.

Operationally, at the end of the second quarter, WPCS had a backlog of approximately $25.4 million in orders to fulfill and a bid list of $40 million. We believe the market continues to offer the types of bid opportunities that maximize our engineering capabilities with the public services and healthcare markets continuing to be the most active.

Since taking over the interim CEO role in August 2013, essentially the beginning of the second quarter being discussed today, the Company has taken several significant steps forward to improve its financial condition, in order to set the stage for what we believe will be improved shareholder value, in the future. As a direct result of executing the initial stages of an aggressive, strategic transition plan over the past several months, the following has been accomplished thus far. We’ve:

1.	stabilized operations and cash flows;
2.	restructured the Notes and Warrants;
3.	eliminated onerous default provisions of the Notes;
4.	reduced administrative expenses;
5.	closed an unprofitable division;
6.	came to an agreement to divest a non-profitable, non-core division; and
7.	demonstrated to NASDAQ an even more important test, that WPCS has the ability to maintain compliance with the equity requirement, not just now due to the note restructuring, but for the longer term, by virtue of these recent actions and by additional improvements contemplated and currently being aggressively implemented.

With two critical goals accomplished, stabilizing operations and preserving our NASDAQ listing, there is without question more work that remains to be done. However, these results have provided us with the ability to follow-through on an opportunity. Without retaining the Nasdaq listing, it would have been extremely difficult to attract a shareholder value proposition. Which brings us to the next phase of this call, our acquisition of BTX Trader LLC.

Subsequent to the end of the quarter, on December 17, 2013, we announced that WPCS had entered into various agreements to acquire BTX Trader LLC, an early stage technology company currently engaged in the development of a proprietary trading platform for the emerging bitcoin industry. Although no revenue is currently being generated, the BTX acquisition is expected to add a new line of business to the Company’s existing operations.

To acquire BTX, the Company entered into a securities purchase agreement with certain investors in which WPCS sold 2,348 shares of a newly designated 12% Series E Preferred Stock, and Warrants to purchase up to 1,500,000 shares of its common stock, for 100% of the membership interests of BTX. Each share of Preferred Stock has a stated value of $1,000 and is convertible into shares of the Company’s common stock equal to the stated value (and all accrued but unpaid dividends) divided by the conversion price of $3.50 per share. The Preferred Stock accrues dividends at a rate of 12% per annum, payable quarterly in arrears. The Warrants have an exercise price of $5.00 per share.

Apart from the acquisition, the Company also announced that it would be seeking stockholder approval for various matters, including an amendment to its certificate of incorporation to increase the number of shares authorized for future issuance to stockholders to 75 million. To clarify, the Company is not currently issuing 75 million shares. While the Company is required to reserve for issuance under the 12% Series E Preferred Stock and Warrants related to the BTX acquisition approximately 2.7 million shares of common stock, a portion of the additional shares the Company seeks to have authorized for issuance are required to satisfy prior contractual obligations and the remaining authorized shares will be available for future purposes, such as potential acquisitions, or financings.

Until such time as the shareholders approve the share authorization, the investors cannot convert the Preferred Stock or Warrants that were issued as a result of the acquisition.

In addition to acquiring BTX Trader, the investors contributed over $1,000,000 in cash to BTX that was acquired as part of the transaction, which cash we believe will provide sufficient liquidity to BTX for working capital needs until such time as it begins to generate revenue.

While we cannot speculate as to the reasons for the unusually high volume of trading since the announcement, we believe that it may have been caused, in part, by the conversion of shares of convertible Notes, which is well within the rights of the noteholders to convert shares. We consider such trading activity to be a short-term aberration and actually beneficial to the Company, since the conversion of Notes will help to further clean up the Company’s balance sheet. The noteholders have agreed to certain limitations on their ability to convert and/or sell to prevent a large influx of their shares into the market.

We also believe that, while we have been successful in stabilizing the Company, the long-term prospects of maximizing shareholder value could be derived from activities outside of the Company’s historical line of business. As management and directors of the Company, we decided to acquire BTX because we believe it has potential to contribute significant shareholder value.

Bitcoin is a digital or virtual currency that was created in 2009 and which uses peer-to-peer technology to facilitate instant payments. Bitcoin is a type of alternative currency known as a cryptocurrency, which uses cryptography for security, making it difficult to counterfeit. Bitcoin issuance and transactions are carried out collectively by the network, with no central authority, and allows users to make secure, verified transfers. BTX has developed and is currently beta testing a trading system to offer bitcoin traders advanced charting, trading blotters, and trading integration across five of the major bitcoin exchanges, which will allow users to see liquidity, route orders, identify arbitrage opportunities across all platforms, and to control trading risks with access to stop loss orders. The BTX business is intended to become a data and service provider for users and exchanges of bitcoin, but is not presently a bitcoin exchange itself (although the Company may determine to invest in and develop a bitcoin exchange in the future). Obviously, there can be no assurance that the Company or bitcoin in general, will be successful, but we think that it presents the best opportunity for WPCS at this time.

There has certainly been a significant amount of press about bitcoin recently, and the growing ecosystem of companies around it, as well as the investments by venture capital firms and others in bitcoin ventures. More and more vendors are accepting bitcoin, governments and regulators are creating more rules to deal with it, and the bad actors associated with bitcoin’s early days are being weeded out by law enforcement as legitimate users move in.

We are very excited about bitcoin and being on the forefront of what we, and other experts see, as a growing space. The opportunities that bitcoin creates, both as an asset class, a currency, and a money transfer mechanism, are an important disruption in the financial space. We believe that we can capture a share of the growing market through best-of-breed technology and a differentiated feature set.

BTX Trader is a company founded by two engineers and bitcoin enthusiasts who formerly worked on front-office trading software at Goldman Sachs. While they are the technology and development experts, we are currently launching a search for a seasoned executive to become President of BTX.

BTX Trader will initially be focused on two product categories within the bitcoin space: trading systems and exchanges. The trading system is a cloud-hosted service that is in an early beta stage. It incorporates some high-end features traders may be familiar with from other asset classes, including advanced charting, trading blotters, and consolidated level 2 order books. It is currently the only product that offers trading integration against all of the major bitcoin exchanges, allowing users to see liquidity across all platforms, route orders to the best platforms, and identify possible arbitrage opportunities across platforms. Additionally, it allows users to place synthetic stop loss orders against those exchanges, a badly needed insurance given bitcoin’s current volatility, which is not a feature available on any other current software. Our current business strategy is to continue to implement advanced trading algorithms for bitcoin traders, of the sort available in best-of-breed software for other asset classes on Wall Street but nowhere to be found in the bitcoin world.

The software is currently implemented as a Windows client program, and it is backed by a sophisticated server in the cloud, exposing an application programming interface for other clients. We intend to follow on our Windows client with web-based and mobile platforms for easy use by consumers.

The second prong of our strategy is to open a bitcoin exchange to allow low-latency execution of trades in bitcoin. We hope to launch such an exchange in the coming months, opening first in a jurisdiction where the regulations surrounding bitcoin are clear, with the ultimate goal of moving into the United States once we can resolve legal and regulatory questions with a certainty of compliance.

We are excited about this acquisition. The financing provided with the acquisition of BTX Trader will allow us to execute on the initial stages of BTX’s strategy, with the priority of building a truly first-class set of technologies and services for this growing and disruptive industry. To the best of our knowledge, WPCS appears to be the first public company involved in the Bitcoin business, and we believe we BTX will be perfectly positioned for strategic opportunities in the bitcoin space.

In closing we are very encouraged by the improvements that have been made and will continue to make to improve WPCS’ balance sheet and profitability. And we are excited about bitcoin and the prospect offered by BTX to participate in a quickly evolving marketplace, as one of the first publicly traded companies to make an early entrance into the bitcoin space. Although there are numerous risks, we believe that the software platform being developed by BTX will support the opportunities to advance bitcoin as an asset class, currency, money transfer mechanism, and important alternative in the financial markets space.

As a result, we believe that the actions we have taken in the past few months the additional measures we may take in the future, together with this forward-thinking acquisition, will contribute favorably to providing the Company with an opportunity to deliver improved shareholder value in the future.

I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2014 second quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 71326 as the program identification number.

This will conclude the call.